Exhibit 10.24.4

Banco de Crédito BCP

Management

BC-AAJM-032/04

La Molina, February 16, 2004

Messrs

DOE RUN PERU SRL

San Isidro.-

Attention:  Mr. Eric Peitz

Ref.:  DOE RUN PERU’s Addenda

Dear Sirs:

In compliance with your request, enclosed please find a hard copy of the Minutes of the Amendment to the Foreign Currency Credit Line Facility Agreement signed by representatives duly authorized by Banco de Crédito – BCP.

Please feel free to contact us for any further information.

Sincerely yours,
(Illegible signature)	(Illegible signature)
Jorge Mujica	Juan Espinosa
Deputy Manager	Officer

Mr. Notary:

Kindly register in your registry of Public Deeds, an AMENDMENT TO THE FOREIGN CURRENCY CREDIT LINE FACILITY AGREEMENT, entered into by and between each of the following entities:

•                                         BANCO DE CREDITO DEL PERÚ, with Sole Taxpayers’ Registration (RUC) No. 20100047218, domiciled at Calle Centenario No 156, Las Laderas de Melgarejo, La Molina, Lima, duly represented by Mr. Walter Bayly Llona, identified with National Identity Document (DNI) No. 10305116 and by Mr. Andres Arredondo Bellido, identified with DNI No. 10543236, empowered to this effect as per powers of attorney registered in Entry C000026, of Electronic Filing Card No. 11009127 of the Lima Registry of Legal Entities;

•                                         DOE RUN PERÚ S.R.L., with RUC No, 20376303811, domiciled at Av. Víctor Andrés Belaunde 147, Vía Principal 155, Centro Empresarial Real - Torre Real 3, Piso 9, San Isidro, duly represented by Mr. Albert Bruce Neil, identified with Alien Residents’ Registration Card (CE) No. N-123475 and Mr. Jorge Antonio Jaramillo Chipoco, identified with DNI No. 08257915, empowered to this effect as per powers of attorney registered in Electronic Filing Card No. 11015369 of the Lima Registry of Legal Entities, hereafter referred to as DRP; under the following terms and conditions:

ONE:                                           BACKGROUND

1.1                                By means of the Foreign Currency Credit Line Facility Agreement converted into a public deed before Lima Notary Public Dr. Ricardo Ortiz de Zevallos, dated September 17, 2002 (hereafter the Credit

Facility Agreement), the Banks granted DRP a Credit Line Facility for up to US$58,000,000.00 (FIFTY EIGHT MILLION AND 00/100 US DOLLARS) to be destined by DRP to working capital for its foreign trade and/or domestic sales operations, purchase of concentrates, raw materials, supplies, inventories, parts, as well as for other operating costs and other working capital concepts.

Likewise, by means of the Amendment and Regulation of the Foreign Currency Credit Line Facility Agreement converted into Public Deed before Lima Notary Public Dr. Ricardo Ortiz de Zevallos, dated June 16, 2003, the parties agreed to rule certain aspects of the aforementioned Agreement.

1.2                                The parties hereby expressly mention that the terms whose first letter is a capital letter and that are not expressly defined in this document shall have the same meaning assigned to them under the Credit Facility Agreement.

1.3                                Pursuant to the provisions set forth in Clause Seventeen of the Credit Facility Agreement, the parties reserved themselves the right to amend the terms of said Agreement at any time they deemed it convenient; said amendments having to be made by means of a public deed.

1.4                                The parties hereby have agreed to change the amount of the Minimum Consolidated Net Shareholders’ Equity, forbid payments to Affiliates and change the Credit Facility compensatory interest rate, in accord with the provisions set forth in the following clauses.

TWO:                                     AMENDMENT TO THE DEFINITION OF MINIMUM CONSOLIDATED NET SHAREHOLDERS’ EQUITY

2.1                                The parties hereby agree to amend the first paragraph of the definition of “Minimum Consolidated Net Shareholders’ Equity”, according to the following:

(i)                                    For the period between the date of the signing of this Agreement and up to and including September 30, 2004, the text of the first paragraph of the definition of Minimum Consolidated Net Shareholders’ Equity that appears in Clause One, Sub-clause 1.1 of the Credit Facility Agreement shall read as follows:

“Minimum Consolidated Net Shareholders’ Equity :                                              DRP’s Minimum Consolidated Net Shareholders’ Equity is US$220,000,000.00; where the Consolidated Net Shareholders’ Equity is the summation of (i) all of the entries that in accordance with the Generally Accepted Accounting Principles (GAAP)  in Peru, are carried as equity in its Balance Sheet and (ii) the amount corresponding to capital stock representative participations.  For purposes of determining DRP’s Minimum Consolidated Net Shareholders’ Equity: (i) the amount resulting from the before-mentioned formula shall be added to the amount corresponding to the balance of the Subordinated Loan; and (ii) the difference between accounts receivable from Affiliates and accounts payable to Affiliates shall be deducted.  Accounts payable to Affiliates must have been originated solely from activities that actually correspond to the line of business and must have been carried out under market conditions. Without prejudice to the aforesaid, for purposes of computing the Minimum Consolidated Net Shareholders’ Equity, solely the accounts payable to Affiliates derived from investment in securities or purchase of fixed assets shall be taken into consideration, provided (i) said purchases are for amounts less than US$100,000.00 considered on an individual basis, and US$300,000.00 accumulated during the term of effect of the  Credit Facility Agreement  and (ii) purchases which amounts are greater than the amounts indicated in the preceding item (i), to the extent that said purchases are made under terms that are not less favorable to DRP than those that DRP could obtain from buyers different from its Affiliates, in which case a verification by an independent consultant shall be required.

In addition, write offs derived from Cobriza Mine Closure that do not affect DRP cash flow as well as adjustments derived from hedge operations that do not affect DRP cash flow shall be excluded from the computation of the minimum Consolidated Net Shareholders’ Equity.

Furthermore, it is hereby left on record that accounting provisions made by DRP solely for tax contingencies recorded in its accounting records, which correspond to the tax assessments made by the Superintendencia Nacional de Administración Tributaria (hereafter referred to as SUNAT) contained in Determination Resolution No. 012-003-0002446, as well as the fine imposed by means of Resolution Imposing a Fine No. 012-002-002518 shall be excluded for purposes of the computation of the Minimum Consolidated Net Shareholders’ Equity.

However, it is hereby clear to the parties that should the claim filed by DRP on January 23, 2004 against the aforementioned Determination Resolution and Resolution Imposing a Fine be declared groundless, partly substantiated or without merit/inadmissible by SUNAT, the following procedure shall go into effect:

(i)                                    DRP shall notify the AGENT in writing, within two business days counted as of the date it comes to know of the resolution issued  by SUNAT declaring the claim mentioned in the preceding paragraph to be groundless, partially substantiated or without merit/inadmissible.

(ii)                                DRP shall be able to submit a duly supported written request to the AGENT to continue excluding the amount of the contingency determined by SUNAT from the computation of the Minimum Consolidated Net Shareholders’ Equity, within a term of 15 business days counted as of the date of having informed the AGENT of SUNAT’s resolution declaring the claim filed on January 23, 2004 against the aforementioned Determination Resolution and  Resolution Imposing a Fine to be groundless, partially substantiated or without merit/inadmissible.

(iii)                            The AGENT, upon the sole decision of the Majority of the Banks shall either reject or accept the request referred to in the preceding point (ii), within a term of 15 business days counted as of the date the AGENT is in receipt of the request made by DRP.   If the AGENT

does inform DRP of its decision within said term, the request shall be understood as denied.

(iv)                              In the case that: a) the request referred to in the preceding point (ii) is rejected by the AGENT, or (b) if DRP does not deliver the written request referred to in the preceding point (ii) within the term established therein, the total amount of the contingency determined or confirmed by SUNAT, by means of the resolution that rules on the claim filed by DRP on January 23, 2004 against the aforementioned Determination Resolution and Resolution Imposing a Fine, shall be included in the computation of the Minimum Consolidated Net Shareholders’ Equity.

2.1.2                                                                       Beginning October 1, 2004 and thereafter, the text of the first paragraph of the definition of Minimum Consolidated Net Shareholders’ Equity set forth in Clause 1, Sub-clause 1.1 of the Credit Facility Agreement shall read as follows:

“Minimum Consolidated Net Shareholders’ Equity :

DRP’s Minimum Consolidated Net Shareholders’ Equity is US$225,000,000.00; where the Consolidated Net Shareholders’ Equity is the summation of (i) all of the entries that in accordance with the Generally Accepted Accounting Principles (GAAP)  in Peru, appear as equity in its Balance Sheet and (ii) the amount corresponding to capital stock representative participations.  For purposes of determining DRP’s Minimum Consolidated Net Shareholders’ Equity: (i) the amount resulting from the before-mentioned formula shall be added to the amount corresponding to the balance of the Subordinated Loan; and (ii) the difference between accounts receivable from Affiliates and accounts payable to Affiliates shall be deducted.  Accounts payable to Affiliates must have been originated solely from activities that actually correspond to the line of business and must have been carried out under market conditions. Without prejudice to the aforesaid, for purposes of computing the Minimum Consolidated Net Shareholders’ Equity, solely accounts payable to Affiliates derived from investment in securities or purchase of fixed assets shall be taken into consideration provided (i) said purchases are for amounts less than US$100,000.00 considered on an individual basis, and US$300,000.00 accumulated during the term of effect of the  Credit Facility Agreement  and (ii) purchases which amounts are greater than the amounts indicated in the preceding item (i) to the extent that said purchases are made under terms that are not less favorable to DRP than those that DRP could obtain from buyers different from its Affiliates, in which case a verification by an independent consultant shall be required.

In addition, write offs derived from Cobriza Mine Closure that do not affect DRP cash flow as well as adjustments derived from hedge operations that do not affect DRP cash flow shall be excluded from the computation of the minimum Consolidated Net Shareholders’ Equity.

Furthermore, it is hereby left on record that accounting provisions made by DRP solely for tax contingencies recorded in its accounting records, which correspond to the tax assessments made by the Superintendencia Nacional de

Administración Tributaria (SUNAT) contained in Determination Resolution No. 012-003-0002446, as well as the fine imposed by means of Resolution Imposing a Fine No. 012-002-002518 shall be excluded for purposes of the computation of the Minimum Consolidated Net Shareholders’ Equity.

However, it is hereby clear to the parties that should the claim filed by DRP on January 23, 2004 against the aforementioned Determination Resolution and Resolution Imposing a Fine be declared groundless, partly substantiated or without merit/inadmissible by SUNAT, the following procedure shall go into effect:

(i)                                    DRP shall notify the AGENT in writing, within two business days counted as of the date it comes to know that the resolution issued  by SUNAT has declared the claim mentioned in the preceding paragraph to be groundless, partially substantiated or without merit/inadmissible.

(ii)                                DRP shall be able to submit a duly supported written request to the AGENT to continue excluding the amount of the contingency determined by SUNAT from the computation of the Minimum Consolidated Net Shareholders’ Equity, within a term of 15 business days counted as of the date of having informed the AGENT of SUNAT’s resolution declaring the claim filed on January 23, 2004 against the aforementioned Determination Resolution and  Resolution Imposing a Fine, to be groundless, partially substantiated or without merit/inadmissible.

(iii)                            The AGENT, upon the sole decision of the Majority of the Banks shall either reject or accept the request referred to in the preceding point (ii), within a term of 15 business days counted as of the date the AGENT is in receipt of the request made by DRP.   If the AGENT does inform DRP of its decision within said term, the written request shall be understood as denied.

(iv)                              In the case that: a) the request referred to in the preceding point (ii) is rejected by the AGENT, or (b) if DRP does not deliver the request referred to in the preceding point (ii) within the term established therein, the total amount of the contingency determined or confirmed by SUNAT, by means of the resolution that rules on the claim filed by DRP on January 23, 2004 against the aforementioned Determination Resolution and Resolution Imposing a Fine, shall be included in the computation of the Minimum Consolidated Net Shareholders’ Equity.

2.2                                The parties hereby expressly mention that the amendments to the Minimum Consolidated Net Shareholders’ Equity provided in the preceding Sub-clause 2.1 shall be effective in the periods expressly established in each case.

2.3                                DRP hereby declares and accepts that should the amount of the Minimum Consolidated Net Shareholders’ Equity be reduced -due to any circumstance and disregarding the amount-  and become lower than the amount established in its definition amended by Sub-clause 2.1, item (i) hereof, that is, be less than US$220,000,000.00, the amount of the Credit Facility set forth in Sub-clause 3.1 of the Credit Facility Agreement shall be reduced in the amount of the difference that will exist regarding the amount of US$220,000,000.00 and a new amount of the Credit Facility shall be established.  It is clear to the parties that should said reduction be produced, the new amount of the Credit Facility (reduced) shall remain in effect permanently (sine die) during the entire term of effect of the Credit Facility Agreement.

THREE:                                                                 TEMPORARY PROHIBITION TO MAKE PAYMENTS TO AFFILIATES

3.1                                The parties hereby agree that during the period in which the Minimum Consolidated Net Shareholders’ Equity is US$220,000,000, that is, during the period comprised between the date of the signing of this agreement up to and including September 30, 2004, in accordance with the amendment provided in the preceding Clause Two, Sub-clause 2.1, item (i), DRP hereby assumes the obligation of abstaining from making any type of payment to “Affiliates”, according to the definition given to this term in Clause One, Sub-clause 1.1 of the Credit Facility Agreement.  Along these lines, it is clear to the parties that DRP shall not be able to pay any debt or obligation to its Affiliates during the above-mentioned term.

3.2                                The parties hereby leave on record that the total prohibition to make payments to Affiliates agreed upon in the preceding Sub-clause 3.1, is made without prejudice to what is established in the definition of “Cash Flow Available for Distribution” (known as FCDD in Spanish)” set forth in Sub-clause 1.1 of the Credit Facility Agreement, the definition of “Minimum Consolidated Net

Shareholders’ Equity” as amended by Sub-clause 2.1, item (i) of this document, the provisions set forth in Sub-clauses 11.9 and 11.19 of the Credit Facility Agreement, as well as any other reference to payments to Affiliates, whether provided or not, in the Credit Facility Agreement.  Therefore, the parties hereby agree that any reference that establishes restrictions, limitations or any other reference with respect to payments to Affiliates in the Credit Agreement, shall be understood as replaced by the aforementioned total prohibition of payments to Affiliates, during the period comprised between the date of the signing of this agreement and up to and including September 30, 2004.

3.3                                The parties hereby agree that the only type of payment to Affiliates that DRP shall be able to make, on an exceptional basis, during the period comprised between the date of the signing of this agreement and up to and including September 30, 2004, shall be that which is ruled in this Sub-clause 3.3 and subject to the following terms and conditions:

(i)                                     DRP shall only be able to make payments to Affiliates that imply operating expenses in which DRR may have incurred in DRP’s name;

(ii)                                  For DRP to be able to make a payment to an Affiliate permitted pursuant to the provisions set forth in the preceding item (i),  DRP must deliver to the AGENT in addition to the corresponding written request with detailed information concerning to said request, an affidavit by means of which DRP declares under oath to the AGENT: a) that the requested payment is within the scope provided in the preceding item (i); and b) in which DRP makes the computation of the Minimum Consolidated Net Shareholders’ Equity, accepting that after making said payment DRP shall continue complying with the Minimum Consolidated Net Shareholders’ Equity, as per the definition amended by Sub-clause 2.1, item (i) of this document.  DRP must submit to the AGENT the aforementioned affidavit signed by its legal representatives duly empowered to that effect, according with the model affidavit that as Appendix A forms an integral part of this agreement;

(iii)                              DRP in no case whatsoever, disregarding its compliance or non-compliance with what is agreed to in the preceding items (i) and (ii), shall be able to request the AGENT to make payments to Affiliates that exceed the amount of US$2,800,000.00 (Two million eight hundred thousand and 00/100 US Dollars), whether considered individually or jointly, within the aforementioned term comprised between the date of the signing of this agreement and up to and including September 30, 2004.

FOUR:                                                         CHANGE IN INTEREST RATE

4.1                                The parties hereby agree to change the interest rate established in the first paragraph of Sub-Clause 4.5 of Clause Four of the Credit Facility Agreement and to replace it with the following text:

“4.5.                    Interest rate: : The compensatory interest rate that disbursements made under the Revolving Credit Line shall accrue during the term of use of the Credit Facility shall be a fixed 4.95% annual effective rate.”

4.2                                The parties hereby expressly mention that the change in the compensatory interest rate provided in the preceding Sub-clause 4.1 shall go into effect as of February 16, 2004 and up to November 16, 2004.

4.3                                Upon the maturity of this period, the rate will be again LIBOR plus 3.5%.  To this end, the parties hereby agree that as of November 16, 2004 and while the Credit Facility Agreement is in force, the text of the first paragraph of Sub-clause 4.5 of Clause Four of the Credit Facility Agreement shall read as follows:

“4.5.                    Interest Rate: : The compensatory interest rate that disbursements made under the Revolving Credit Line shall accrue during the term of use of the Credit Facility shall be LIBOR at 1, 3 or 6 months (depending on the term of the disbursement requested by DRP) plus 3.5%.  LIBOR at 1, 3 or 6 months is the interest rate offered, for the same terms to deposits in Eurodollars on the London Interbank Market, which rate is posted daily at 11:00 hr, as it appears in the LIBO page of the monitor of the REUTERS information system (adjusted if necessary to 1/16 of the closest higher 1%). The parties hereby agree and mention that the interest rate agreed upon for this loan is of a floating nature, according to variations of the LIBOR rate and by virtue of the aforesaid, the AGENT shall set the rate that corresponds to each loan two (2) business days before the date foreseen for the disbursement of the respective loan, taking into account that the LIBOR rate that appears on the Reuters Monitor as of said date.  The amount that DRP must pay as interest at the end of said term shall be fixed on that basis.”

4.4                                 The parties hereby agree that on February 16, 2004, DRP shall give the AGENT a new promissory note that contains the amount of the principal owed by DRP by virtue of the Credit Facility Agreement, using the format that as Exhibit 4 forms part of this agreement (hereafter “Substitute Exhibit 4), and on the same date the AGENT shall give back to DRP the promissory note in force as at that moment.

4.5                                 The parties hereby agree to amend Sub-clause 4.6 of the Credit Line Facility and replace it entirely with the following text:

“4.6.                   Promissory Notes: Each disbursement made under the Revolving Credit Line shall be instrumented by means of the issue by DRP of a promissory note in favor of each Bank, prorated based on the percent of their respective Commitments on the total amount of each disbursement, using to this end the promissory note format that as Substitute Exhibit 4, forms an integral part of this agreement.  Each one of the Banks hereby commits itself to abstain from endorsing said promissory notes in favor of third parties, unless the aforementioned endorsement is made as a result of an assignment or participation, within the framework of the provisions set forth in Clause Sixteen of this Credit Facility Agreement. The parties hereby declare that this promissory note format may be modified by the AGENT at any time, provided the modifications arise out of imperative changes in the Peruvian legislation that rules promissory notes.  Likewise, the promissory note format may be modified by means of a written agreement between the parties.

The promissory notes issued in the aforementioned manner shall be sent by DRP directly to each one of the Banks, and the AGENT shall receive copy of the same.”

4.6                                 By virtue of the agreement provided in the preceding Sub-clause 4.5, the parties hereby agree to amend Exhibit 4 of the Credit Facility Agreement (hereafter the “Original Exhibit 4”) and to replace it with Substitute Exhibit 4 of this document.

The parties hereby agree that as of November 16, 2004, Substitute Exhibit 4 shall be replaced with the Original Exhibit 4 that forms part of the Credit Facility Agreement; that is, the Exhibit that was in force before the amendment made by virtue of this Agreement.

To this end, the parties hereby agree that on November 16, 2004, DRP shall give the AGENT a new promissory note that contains the amount of the principal owed by DRP by virtue of the Credit Facility Agreement, in the format of Original Exhibit 4 of the Credit Facility Agreement prior to the amendment stipulated by virtue of this document, and, on the same date the AGENT shall give back to DRP the promissory note in force as at that moment.

4.7                                The parties hereby agree that all of disbursements made from February 16, 2004 to November 16, 2004 shall be in accordance with the modified format of the promissory note, that is, Substitute Exhibit 4 of this document and in no case whatsoever shall promissory notes have a maturity date later than November 16, 2004.

FIVE:                                         TERM OF EFFECT OF THE CREDIT FACILITY AGREEMENT

The parties hereby expressly agree that all and each one of the terms and conditions contained in the Credit Facility Agreement have full force and are in effect, except those expressly modified pursuant to this Agreement.

The Credit Facility Agreement, its Exhibits, amendments and this Agreement constitute the integral agreement between the parties, as it may be amended or supplemented.

Kindly Mr. Notary, add the clauses required by law and register this document in your Register of Public Deeds.

Lima, February 16, 2004

/s/ Walter Bayly	/s/ Andres Arredondo
AGENT	AGENT

/s/ A. Bruce Neil	/s/ Jorge Jaramillo
DRP	DRP

EXHIBIT 4

MODEL PROMISSORY NOTE

No.

PROMISSORY NOTE

FOR:  US$

MATURITY DATE:

We, the undersigned hereby jointly and severally and unconditionally oblige ourselves and promise to pay to the order of [                      ] the Bank, or to whoever this Promissory Note has been transferred, provided said endorsement has been made in accord with the stipulations contained in the Credit Facility Agreement dated [              ], the amount of US$ [                 (               and 00/100 US DOLLARS)], which amount we have received at our entire satisfaction, which we hereby also oblige ourselves to return in the same aforementioned currency, on the date indicated as the maturity date, at the Bank’s office in this city or at the place it will be presented to us for its collection, plus compensatory interest at a fixed 4.95% (four point ninety-five per cent) annual effective rate  that will be accrued during its term of effect, and it is hereby stipulated that should we fail to pay the capital plus the agreed upon compensatory interest mentioned hereinabove upon the maturity of this

Promissory Note, we shall pay in addition to the above-mentioned compensatory interest, a moratorium interest at an annual rate equivalent to 3% (three percent) and refund all expenses, services and taxes for all pertinent purposes up to the total payment of the total liquidated/settled amount; and also all notarial, judicial and tax expenses and any other for all pertinent purposes.

For its Payment by Debit to Account, pursuant to the provisions set forth in Article 53 of Law No. 27287, please order a debit to:

Name of the Bank	Type of Account	Account Number or Code

All extensions of the maturity date of this Promissory Note are hereby expressly accepted, whether for its total amount or for a lesser or greater amount that the holder would see fit to grant us, which extensions shall only require to be noted down in the same document to have full effect without having to sign it again.  The holder is hereby obliged to inform of the extensions it may grant, on simple demand by any obligor of this Promissory Note and to abstain from granting more extensions as of the date a notarial notification is sent to the holder by any of such obligors pursuant to the provisions set forth in Articles 49.5 and 49.6 of Law No. 27287.

We hereby expressly and irrevocably authorize the BANK, upon the maturity of this Promissory Note or at a later date, to pay this Promissory Note by debiting or offsetting the required amounts to/with the amounts that exist in the accounts or deposits that we keep in said Bank, disregarding the type of currency of said accounts, pursuant to the provisions set forth in Article 132.11 of Law No. 26702.

This Promissory Note is of mercantile (commercial) nature; therefore, it is subject to the rules of the Securities Law and to the executive procedure of the Code of Civil Procedure, as applicable.

We hereby submit ourselves to the jurisdiction of the Lima Judicial District and establish as our domicile to this effect that indicated at the end of this document, where notarial and judicial proceedings will be validly carried out for purposes of its payment.

The accounts, deposits, property or securities that we keep in any currency whatsoever in the Bank or in any of its subsidiaries or affiliates, may be destined for the total or partial payment of this Promissory Note, its accrued interest, capital and/or other obligations mentioned in this Promissory Note; and, said assets shall be affected as first-rank guaranty with direct application or realization power thereon and in the case of assets different from money, to the best bidder, without being held liable for the price that may be obtained pursuant to the provisions set forth in Article 1069 of the Civil Code.

Lima,                             , 200

Appendix A

MODEL AFFIDAVIT

Lima,                , 200

Messrs.

BANCO DE CREDITO DEL PERU

Attention:                                       Mr.

Reference:                                      Foreign Currency Credit Line Facility Agreement dated September 17, 2002.

Dear Sirs:

We, the undersigned declare under oath that the accompanying request for payment to an Affiliate complies with the requirements established in Clause Three; Sub-clause 3.3 of the Amendment to the Foreign Currency Credit Line Facility Agreement dated                   , 200  , that is, the requested payment corresponds to payment to Affiliates for the operating expenses incurred by DRR in DRP’s name.

In addition, we declare that after making the requested payment to an Affiliate, the Minimum Consolidated Net Shareholders’ Equity shall be maintained within its level, in accord with the amendment agreed to in the Agreement mentioned in the preceding paragraph and as per the calculation made in this document.

We also declare that if due to any circumstance whatsoever, the Minimum Consolidated Net Shareholders’ Equity is reduced; DRP hereby accepts the reduction of the credit line facility in the same amount that the Minimum Consolidated Net Shareholders’ Equity has been reduced

Finally, we declare that the requested payment to an Affiliate, whether considered individually and jointly with those requested as of the date of the signing of the Agreement referred to in the first paragraph of this letter (if applicable), does no exceed the amount of US$2,800,000.00.

(COMPUTATION OF THE MINIMUM CONSOLIDATED NET SHAREHOLDERS’ EQUITY)

Faithfully yours,